                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            Eagle Geophysical, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee
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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                            EAGLE GEOPHYSICAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD WEDNESDAY
                                  MAY 26, 1999

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Eagle Geophysical, Inc. (the "Company") to be held on Wednesday, May 26, 1999, at 9:00 a.m. at the Crowne Plaza Hotel, 2222 West Loop South, Houston, Texas 77027, for the following purposes:

          1. To elect five directors to serve until the 2000 Annual Meeting;

          2. To approve the appointment of Arthur Andersen LLP as independent certified public accountants for the Company for the year ending December 31, 1999; and

          3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only stockholders of record at the close of business on April 14, 1999, will be entitled to notice of and to vote at the meeting.

     Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares will be represented at the meeting.

                                            By Order of the Board of Directors,

                                            Richard W. McNairy
                                            Secretary

April 23, 1999
Houston, Texas

                            EAGLE GEOPHYSICAL, INC.
                            2603 AUGUSTA, SUITE 1400
                               HOUSTON, TX 77057

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Wednesday, May 26, 1999, at the Crowne Plaza Hotel, 2222 West Loop South, Houston, Texas 77027, and at any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by notice, in writing, to the Secretary of the Company, or by a later dated proxy delivered to the Secretary of the Company at any time before the voting, or by appearing at the meeting and voting in person. The proxy, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specifications have been indicated will be voted (i) in favor of the nominees for members of the Board of Directors of the Company named in item 1 of the proxy and (ii) for approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

     The Board of Directors has fixed the close of business on April 14, 1999, as the record date for the meeting. On that date, the Company had outstanding 8,788,310 shares of Common Stock. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such stockholder will be entitled to one vote for each share held and may vote in person or by proxy authorized in writing.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. The election of directors will require the favorable vote of the holders of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999, will require the favorable vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes will have no effect on the election of directors since directors are elected by a plurality vote. With respect to the approval of the appointment of Arthur Anderson LLP as the Company's independent public accountants for the year ending December 31, 1999, abstentions will be counted as a vote against this proposal, and broker non-votes (and other limited proxies), although considered present for quorum purposes, will not be considered part of the voting power present at the meeting with respect to this proposal.

     The principal executive offices of the Company are at 2603 Augusta, Suite 1400, Houston, Texas, 77057. This proxy statement and the enclosed form of proxy are being sent to stockholders on or about April 29, 1999.

                             ELECTION OF DIRECTORS

     At the meeting, five directors are to be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the five nominees named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, one or more of these nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose.

                                                                                        DIRECTOR
NAME                                     AGE        POSITION(S) WITH THE COMPANY         SINCE
----                                     ---        ----------------------------        --------
William L. Lurie.......................  68    Chairman of the Board of Directors         1997
Jay N. Silverman.......................  46    Chief Executive Officer, President and
                                                 Director                                 1997
George Purdie..........................  43    Senior Vice President -- Offshore and
                                                 Director                                 1997
Douglas B. Thompson....................  49    Director                                   1999
Paul G. Somerville.....................  51    Director                                   1997

     William L. Lurie is the Chairman of the Board of Directors of the Company and Chairman of the Compensation Committee and Co-Chairman of the Audit Committee. Mr. Lurie was a director and a member of the Audit Committee of Seitel, Inc., the former parent corporation of the Company, from November 1995 to August 1997 and a member of the Compensation Committee of Seitel from July 1996 to August 1997. Mr. Lurie retired from such positions with Seitel at the time of the Company's initial public offering. He has been Co-Chairman of The Foundation for the Prevention & Early Resolution of Conflicts since April 1996. He was President of Prevention and Early Resolution of Conflicts, a consulting firm, from 1994 until April 1996. Mr. Lurie has been a Director of Minerals Technologies, Inc., a mining and minerals company listed on the New York Stock Exchange, since 1993 and is a member of its Compensation Committee. He was Executive Consultant to the Chairman of The Business Roundtable from 1993 to 1994, and was President of The Business Roundtable from 1984 to 1993. Prior to that time, Mr. Lurie was Vice President -- General Counsel of International Paper Company, a global paper and forest products company listed on the New York Stock Exchange. He has been a Director of Intersystems, Inc., a manufacturing company listed on the American Stock Exchange, since November 1995.

     Jay N. Silverman is the Chief Executive Officer and President and a Director of the Company. Mr. Silverman served as President of Eagle Geophysical Onshore, Inc. ("Eagle Onshore"), the Company's onshore crew operations subsidiary, since its formation in December 1996, and served as President of Seitel Geophysical Inc. ("SGI"), the Seitel subsidiary that formerly conducted the business now operated by the Company, from July 1993 until May 1997. From July 1993 until February 1996, he was Seitel's Vice President of Operations, and from August 1990 to July 1993, he was Seitel's Manager of Field Operations. From January 1988 to July 1990, Mr. Silverman was Vice President of Operations of East Coast Drilling and Boring, Inc., a private drilling company. Between August 1976 and January 1988, Mr. Silverman served as Crew Chief, Operations Supervisor and Manager for Western Geophysical Company.

     George Purdie is the Senior Vice President -- Offshore Operations and a Director of the Company. Mr. Purdie has been Operations Director of the Horizon Companies since 1993, and from 1990 to 1993 was Operations Director of Simon-Horizon Limited. From 1980 to 1989, he served in various onshore and offshore field management posts for predecessor companies of the Horizon Companies.

     Douglas B. Thompson has been a director of the Company since April 1999. Mr. Thompson has been President of Jupiter Management Company, Inc., a private investment company, since 1998. From 1996 to 1998, he served on the board of directors of Veritas DGC, a seismic acquisition and processing company. From 1991 to 1996, he served on the board of directors of Digicon, Inc., a predecessor company of Veritas DGC also engaged in seismic acquisition and processing. Mr. Thompson served as the chairman of the board of directors of Digicon, Inc. from 1994 to 1996. Mr. Thompson also serves as chairman of the board of directors of Chandler Engineering, a Tulsa Oklahoma manufacturer of testing and measurement instruments used in the oil and gas industry.

     Paul G. Somerville has been a director of the Company since September 1997 and is the Co-Chairman of the Audit Committee. He has been Chief Executive Officer and President of Associated Pipeline Contractors, Inc., a private company located in Houston, Texas, engaged in the pipeline construction business, since 1985. Mr. Somerville is a Lifetime Vice President and past Treasurer of the Houston Livestock Show and Rodeo, and serves on the boards of several other charitable foundations.

     All directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

                               EXECUTIVE OFFICERS

     In addition to Messrs. Silverman and Purdie, the Company has the following executive officers. Officers serve at the discretion of the Board.

     Richard W. McNairy, CPA, is the Vice President -- Chief Financial Officer and Secretary of the Company. Mr. McNairy served as Vice President and Chief Financial Officer of Veritas DGC Inc. from February 1994 through March 1997, prior to which he was corporate controller of Halliburton Energy Services Group for three years and Vice President-Finance for its geophysical services subsidiary for the preceding two years. From 1974 to 1989, he was employed in various financial and operational management capacities with predecessor companies acquired by Halliburton.

     Neil A.M. Campbell is the Vice President -- International Finance of the Company. Mr. Campbell has been Finance Director, Chief Financial Officer, and Company Secretary of the Horizon Companies since 1993. Mr. Campbell served as Finance Director and Company Secretary of Simon-Horizon Limited from 1990 to 1993, and as Chief Accountant and Company Secretary of Simon-Horizon Limited and its predecessors from 1987 to 1990. Mr. Campbell served in various accounting positions for predecessors of the Horizon Companies from 1984 to 1987 and in various accounting positions for British Petroleum from 1972 to 1984.

     Samuel T. Sloan III was elected Vice President -- Onshore Operations of the Company in March 1998. Mr. Sloan has been Vice President -- Onshore Operations of Eagle Onshore since October 1997. Mr. Sloan was Manager of Geophysical Operations for Eagle Onshore from the time of its formation in December 1996 until October 1997, and served as Manager of Geophysical Operations of SGI from April 1993 until May 1997. Prior to that time, Mr. Sloan was a Data Acquisition Supervisor for SGI beginning in January 1992. From June 1989 to December 1991, Mr. Sloan was Vice President of Operations of Coastal Bend Exploration, Inc., a geophysical crew operations company, and from November 1976 to May 1989, he served as a Manager for Western Geophysical Company.

     David H. Saindon, CPA, is the Company's Chief Accounting Officer. Mr. Saindon was Assistant Controller of U.S. Delivery Systems, Inc., a subsidiary of Corporate Express, Inc., a company listed on The Nasdaq National Stock Market that distributes office supplies and related products, from July 1996 to July 1997. Mr. Saindon was an auditor with Arthur Andersen LLP from December 1991 to June 1996.

           BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

     During 1998, the Company's Board of Directors held twelve meetings. All of the directors of the Company attended at least seventy-five percent of the meetings of the Board of Directors and of the meetings held by all committees of the Board on which each member served during 1998.

     The Board of Directors has a standing Audit Committee, Compensation Committee, and Executive Committee. The Board of Directors does not have a Nominating Committee, and nominees for Director are nominated by the full Board of Directors.

     During 1998, the Audit Committee was comprised of Messrs. Lurie and Somerville, the Company's two independent directors. The Audit Committee held two meetings during 1998. The functions of the Audit Committee are to engage and discharge independent auditors of the Company, review with the auditors and management the Company's policies and procedures with respect to internal auditing, accounting and financial control, review with the auditors, upon completion of their audit, their report or opinion on matters related to the performance of such audit, periodically meet with the Company's financial staff to discuss internal accounting and auditing procedures and the extent to which recommendations made by the internal staff or by the auditors have been implemented, and initiate, direct and supervise any investigations it deems necessary regarding the accounting and financial policies and controls of the Company.

     During 1998, Mr. Lurie and Paul A. Frame, who resigned as a director in March 1999, acted as the Executive Committee. The Executive Committee has the authority to exercise all of the powers of the Board of Directors in the management of the business and affairs of the Company, subject to certain limitations under the Delaware Business Corporation Law. The Executive Committee did not meet separately from the entire Board of Directors during 1998.

     During 1998, the Compensation Committee was comprised of Messrs. Lurie and Somerville. The Compensation Committee held one meeting during 1998. The functions of the Compensation Committee are to review and make recommendations to the Board of Directors on all matters of policy relating to the compensation of and benefits provided to executive management, approve the salaries and bonuses of executive management, and administer the Company's Stock Option Plan and other compensation plans approved by the Board of Directors.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Messrs. Lurie and Somerville, who are each independent directors of the Company. Neither of these individuals had any "interlock" relationship during 1998.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Company's Common Stock to report their ownership of and transactions in the Company's Common Stock to the Securities and Exchange Commission and The Nasdaq National Stock Market. Copies of these reports are also required to be supplied to the Company. The Company believes, based solely on a review of the copies of such reports received by the Company, that during 1998 its officers, directors and ten percent or greater stockholders complied with all applicable Section 16(a) reporting requirements.

                              BENEFICIAL OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of April 14, 1999, by (i) persons known to the Company to be beneficial owners of more than 5% of the Common Stock, (ii) each of the Company's directors (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group.

NAME AND ADDRESS                                           AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                                     BENEFICIAL OWNERSHIP(1)(2)   PERCENTAGE OF CLASS
-------------------                                     --------------------------   -------------------
EHI Holdings, Inc.(3).................................          1,520,000                   17.3%
  50 Briar Hollow Lane
  7th Floor, West Building
  Houston, Texas 77027
William L. Lurie(4)...................................             13,333                      *
Jay N. Silverman......................................             75,000                      *
Gerald M. Harrison(5).................................            156,600                    1.8%
George Purdie.........................................            156,600                    1.8%
Paul G. Somerville(4).................................             10,000                      *
Douglas B. Thompson...................................              5,000                      *
Samuel T. Sloan.......................................             16,667                      *
Richard W. McNairy....................................             20,668                      *
Neil A.M. Campbell....................................            156,600                    1.8%
All directors and executive officers as a group (10
  persons)............................................            612,968                    6.5%

---------------

 *  Less than 1%

(1) Except as otherwise noted, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated.

(2) Includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

(3) EHI Holdings, Inc. is a wholly-owned subsidiary of Seitel, Inc.

(4) In addition, Messrs. Lurie and Somerville have deferred all or a portion of their director fees in stock appreciation units under the Company's Deferred Compensation Plan for Directors. Each such stock appreciation unit represents one share of Common Stock of the Company. As of April 14, 1999, Mr. Lurie had 7,903 units and Mr. Somerville had 2,300 units under the Deferred Compensation Plan.

(5) Mr. Harrison resigned as an officer and director of the Company in April
    1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the five most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "Named Executive Officers"). The information set forth in the table for the 1997 fiscal year only reflects the period from August 11, 1997 through December 31, 1997 for the Named Executive Officers other than Mr. McNairy, since these Named Executive Officers were compensated by other entities prior to completion of the Company's initial public offering on August 11, 1997. The information set forth in the table for compensation paid to Mr. McNairy for the 1997 fiscal year only reflects the period from April 23, 1997 to December 31, 1997, since Mr. McNairy became an officer and employee of the Company on April 23, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                 ANNUAL COMPENSATION     COMPENSATION
                                                 --------------------   --------------
                                                                            AWARDS          OTHER
                                                                        --------------      ANNUAL
                                                              BONUS     STOCK OPTIONS/   COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR   SALARY($)    ($)(1)       SARS(#)          ($)(2)
---------------------------               ----   ---------   --------   --------------   ------------
Jay N. Silverman........................  1998   $263,640    $348,147      200,000(3)       $7,140
  Chief Executive Officer and President   1997   $100,326    $224,327      150,000          $3,285
Gerald M. Harrison......................  1998   $245,000    $111,890       75,000(4)           --
  Executive Vice President                1997   $ 82,629    $ 41,294       75,000              --
Richard W. McNairy......................  1998   $200,000    $105,000      100,000(4)       $5,286
  Vice President -- Chief Financial
  Officer                                 1997   $103,125    $ 55,000       50,000              --
Samuel T. Sloan III.....................  1998   $ 70,000    $284,126       70,000(5)       $2,825
  Senior Vice President -- Onshore        1997     29,708     129,082       50,000              --
  Operations
George Purdie...........................  1998   $207,000    $103,500       75,000(4)           --
  Senior Vice President -- Offshore       1997   $ 79,694    $ 39,828       75,000              --
  Operations
Neil A.M. Campbell......................  1998   $207,000    $103,500       75,000(4)           --
  Vice President -- International
  Finance                                 1997   $ 79,694    $ 39,828       75,000              --

---------------

(1) Includes bonuses based on the Company's profit margin for its onshore business and the Company's pre-tax profits for Mr. Silverman. Includes bonuses based on the Company's profit margin for its offshore business for Messrs. Harrison, Purdie and Campbell. Includes an incentive bonus payable at the discretion of the Board of Directors for Mr. McNairy.

(2) Includes term life insurance premium of $1,940 for Mr. Silverman and 401(k) contributions of $5,200, $5,286, and $2,825 for Messrs. Silverman, McNairy and Sloan.

(3) Includes options to purchase 175,000 shares of common stock deemed to have been issued upon repricing of previously granted options. See "Ten Year Options/SAR Repricings" below.

(4) Includes options to purchase 75,000 shares of common stock deemed to have been issued upon repricing of previously granted options. See "Ten Year Options/SAR Repricings" below.

(5) Includes options to purchase 60,000 shares of common stock deemed to have been issued upon repricing of previously granted options. See "Ten Year Options/SAR Repricings" below.

     The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1998 to each of the Named Executive Officers.

                           OPTION/SAR GRANTS IN 1998

                                          INDIVIDUAL GRANTS
                        -----------------------------------------------------
                                         PERCENT
                         NUMBER OF      OF TOTAL                                       POTENTIAL REALIZABLE VALUE AT
                         SECURITIES    OPTIONS/SAR                                  ASSUMED ANNUAL RATES OF STOCK PRICE
                         UNDERLYING    GRANTED TO     EXERCISE                        APPRECIATION FOR OPTION TERM(4)
                        OPTIONS/SARS    EMPLOYEES      OR BASE     EXPIRATION   -------------------------------------------
NAME                     GRANTED(#)    IN 1998(3)    PRICE($/SH)      DATE      0 PERCENT($)   5 PERCENT($)   10 PERCENT($)
----                    ------------   -----------   -----------   ----------   ------------   ------------   -------------
Jay N. Silverman......     25,000(1)       1.4%         $9.88       08/13/08         $0          $155,258       $393,455
                           25,000(2)       1.4%         $8.00       08/13/08         $0          $      0       $ 83,691
                          150,000(2)       8.2%         $8.00       08/15/07         $0          $      0       $502,143
Gerald M. Harrison....     75,000(2)       4.1%         $8.00       08/15/07         $0          $      0       $251,072
Richard W. McNairy....     25,000(1)       1.4%         $9.88       08/13/08         $0          $155,258       $393,455
                           25,000(2)       1.4%         $8.00       08/13/08         $0          $      0       $ 83,691
                           25,000(2)       1.4%         $8.00       08/15/07         $0          $      0       $ 83,691
                           25,000(2)       1.4%         $8.00       09/04/07         $0          $      0       $ 83,691
Samuel T. Sloan III...     10,000(1)       0.5%         $9.88       08/13/08         $0          $ 62,103       $157,382
                           10,000(2)       0.5%         $8.00       08/13/08         $0          $      0       $ 33,476
                           50,000(2)       2.7%         $8.00       08/15/07         $0          $      0       $167,381
George Purdie.........     75,000(2)       4.1%         $8.00       08/15/07         $0          $      0       $251,072
Neil A.M. Campbell....     75,000(2)       4.1%         $8.00       08/15/07         $0          $      0       $251,072

---------------

(1) These options were granted under the Company's 1997 Stock Option Plan and are exercisable starting 12 months after the grant date of August 13, 1998, with 33% of the options granted becoming exercisable on each anniversary of grant, and full vesting occurring on the third anniversary date. The options were granted for a term of 10 years, subject to certain events related to termination of employment.

(2) These options represent the repricing of previously granted options. No terms of the options were changed other than the exercise price.

(3) Includes options that are deemed to have been granted upon the repricing of previously granted options.

(4) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. The actual value an executive may realize will depend on the extent to which the stock price exceeds the exercise price of the options or warrants on the date the option or warrant is exercised. Accordingly, the value, if any, realized by an executive will not necessarily equal any of the amounts set forth in the table above. These calculations are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

     The following table sets forth certain information with respect to unexercised options held at December 31, 1998, by each of the Named Executive Officers. None of such options were in-the-money at December 31, 1998. None of the Named Executive Officers exercised any options during the year ended December 31, 1998.

                    AGGREGATED OPTION/SAR EXERCISES IN 1998
                         AND 12/31/98 OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED
                                                                    OPTIONS/SARS AT
                                                                      12/31/98(#)
                                                              ---------------------------
NAME                                                          EXERCISABLE   UNEXERCISABLE
----                                                          -----------   -------------
Jay N. Silverman............................................    50,000         125,000
Richard McNairy.............................................    16,668          58,332
Gerald M. Harrison..........................................    25,000          50,000
Samuel T. Sloan III.........................................    16,667          43,333
George Purdie...............................................    25,000          50,000
Neil A.M. Campbell..........................................    25,000          50,000

     The following table sets forth certain information with respect to the pension plan maintained by the Company's English subsidiary Horizon Exploration Ltd. for its participating employees in the United Kingdom, including Messrs. Harrison, Purdie and Campbell.

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                                           ---------------------------------------------------
REMUNERATION                                 15         20         25         30         35
------------                               -------   --------   --------   --------   --------
$125,000.................................  $31,250   $ 41,667   $ 52,083   $ 67,500   $ 72,917
$150,000.................................  $37,500   $ 50,000   $ 62,500   $ 75,000   $ 87,500
$175,000.................................  $43,750   $ 58,333   $ 72,917   $ 87,500   $102,083
$200,000.................................  $50,000   $ 66,667   $ 83,333   $100,000   $116,667
$225,000.................................  $56,250   $ 75,000   $ 93,750   $112,500   $131,250
$250,000.................................  $62,500   $ 83,333   $104,167   $125,000   $145,833
$300,000.................................  $75,000   $100,000   $125,000   $150,000   $175,000

     The only Named Executive Officers who participate in this pension plan are Messrs. Harrison, Purdie and Campbell. The remuneration on which the pension benefits are based is the employee's final base annual salary, excluding bonuses and benefits. This annual salary for Messrs. Purdie and Campbell is currently $207,000 (L124,000) each, and the annual salary for Mr. Harrison at the time of his resignation was $250,000 (L152,000). The estimated credited years of service for purposes of the pension plan for Messrs. Harrison, Purdie and Campbell are 34 years, 31 years, and 19 years, respectively. The manner in which benefits are computed under the pension plan is generally one-sixtieth of final salary for each year of service, up to a maximum of forty-sixtieths of final salary.

                         REPORT ON REPRICING OF OPTIONS

     In 1997, in connection with the Company's initial public offering, the Board of Directors of the Company issued options to purchase a total of 830,000 shares of the Company's Common Stock to its directors, officers and employees, of which options to purchase 455,000 shares were granted to the Company's officers. Thereafter, on several occasions in 1997 and 1998, the Board of Directors of the Company issued options to purchase an additional 219,750 shares of the Company's Common Stock to its directors, officers and employees, of which options to purchase 87,500 shares were granted to the Company's officers. The exercise price per share for these options to purchase common stock were equal to the fair market value of such shares on the date the options were granted. These exercise prices ranged from $9.875 to $18.50 per share. To reflect the importance that the Company places on shareholder value and to provide a more effective incentive to the Company's employees, the Board of Directors accepted the Compensation Committee's recommendation at its December 11, 1998 meeting to reduce the exercise price of all outstanding common stock purchase warrants to $8.00 per share. Details of the repricing for the Company's executive officers are set forth in the "Ten Year Options/SAR Repricings" table below.

                                            By the Compensation Committee

                                            William L. Lurie, Chairman
                                            Paul G. Somerville

                        TEN YEAR OPTIONS/SAR REPRICINGS

                                                                                                               LENGTH OF
                                                                       MARKET                                   ORIGINAL
                                                      SECURITIES      PRICE OF       EXERCISE                    OPTION
                                                      UNDERLYING      STOCK AT       PRICE AT                     TERM
                                                      NUMBER OF       TIME OF        TIME OF                   REMAINING
                                                     OPTIONS/SARS   REPRICING OR   REPRICING OR      NEW       AT DATE OF
                                                     REPRICED OR     AMENDMENT      AMENDMENT     EXERCISE    REPRICING OR
NAME                                        DATE      AMENDED(#)        ($)            ($)        PRICE($)     AMENDMENT
----                                      --------   ------------   ------------   ------------   ---------   ------------
Neil A.M. Campbell......................  12/11/98      75,000         $3.813        $17.000       $8.000      8.667 yrs.
Paul A. Frame...........................  12/11/98     100,000         $3.813        $17.000       $8.000      8.667 yrs.
Gerald M. Harrison......................  12/11/98      75,000         $3.813        $17.000       $8.000      8.667 yrs.
Richard W. McNairy......................  12/11/98      25,000         $3.813        $17.000       $8.000      8.667 yrs.
                                                        25,000         $3.813        $18.500       $8.000      8.750 yrs.
                                                        25,000         $3.813        $ 9.875       $8.000      9.667 yrs.
George Purdie...........................  12/11/98      75,000         $3.813        $17.000       $8.000      8.667 yrs.
David H. Saindon........................  12/11/98       5,000         $3.813        $17.000       $8.000      8.667 yrs.
                                                         2,500         $3.813        $13.000       $8.000      9.020 yrs.
Jay N. Silverman........................  12/11/98     150,000         $3.813        $17.000       $8.000      8.667 yrs.
                                                        25,000         $3.813        $ 9.875       $8.000      9.020 yrs.
Samuel T. Sloan.........................  12/11/98      50,000         $3.813        $17.000       $8.000      8.667 yrs.
                                                        10,000         $3.813        $ 9.875       $8.000      9.020 yrs.

EMPLOYMENT ARRANGEMENTS

     Messrs. Silverman, McNairy and Sloan have employment agreements with the Company. The employment agreement with Mr. Silverman provides for a current annual base salary of $264,430 and for a quarterly bonus equal to 25.0% of his base salary if the gross margin (revenues less all expenses except for depreciation, amortization, interest, taxes and overhead) for the onshore operations for such quarter is at least 17% and an incentive bonus of 4% or 5% of the Company's pre-tax profits (which percentage varies based on the Company's profit margin). The Company calculates all bonuses without taking into account the expenses of the bonuses paid to its officers and directors. The employment agreement with Mr. McNairy provides for an annual base salary of $200,000, and for an incentive bonus at the discretion of the Board of Directors equal to

50% of the base annual salary. Mr. Sloan's employment agreement, which was entered into effective January 1, 1999, provides for an annual base salary of $200,000 and for an incentive bonus of 1.35% of the pre-tax profits of the Company's onshore operations. Messrs. Silverman's, McNairy's and Sloan's employment agreements are for original terms expiring August 10, 2000, June 30, 2000, and December 31, 2000 and will automatically renew for successive one-year terms unless either party to the employment agreement gives notice otherwise at least 90 days prior to expiration of the then-current term. The employment agreements with Messrs. Silverman and Sloan contain covenants not to compete during their employment with the Company or its subsidiaries, and for one year thereafter if the Company terminates his employment for cause or he terminates his employment without cause. In the event the Company terminates Mr. Silverman's employment without cause, as such term is defined in his employment agreement, the Company will be required to pay Mr. Silverman severance payments each year for two years equal to the average of his total cash compensation for the previous three years, to vest all options previously granted to Mr. Silverman that are not then vested, and to forgive outstanding indebtedness owed by Mr. Silverman to the Company relating to his purchase of 25,000 shares of Common Stock to the extent the value of such shares at the date of such termination is less than the outstanding indebtedness. If the Company terminates Mr. Sloan's employment without cause, as such term is defined in his employment agreement, the Company will be required to pay Mr. Sloan severance payments for the remaining term of the agreement equal to his salary and bonus and for 12 additional months equal to his salary.

     Each of Messrs. Purdie and Campbell have employment agreements with Exploration Holdings Ltd., a wholly-owned subsidiary of the Company. Such employment agreements, as amended, provide for base annual salaries of $207,000 (L124,000). These employment agreements require the Company and the employee to give twenty-four months' advance notice of termination (other than for termination with cause). If the Company terminates the employment of Messrs. Purdie or Campbell other than in accordance with the terms of such agreement (i.e., without giving twenty-four months advance notice, other than for termination with cause), the options to purchase 75,000 shares of Common Stock granted to such employee under the Company's Stock Option Plan at the time of the initial public offering will become fully vested, and the Company may be liable to such employee for breach of contract. The employment agreements provide for an annual incentive bonus equal to 50.0% of the annual base salary if performance criteria established by the Company are met (which criteria for the year ended December 31, 1998 were that the operating profit margin (revenues less cost of sales, expressed as a percentage of revenues) from the Company's offshore operations equal or exceed 24.0%), and provide for an additional incentive bonus of between 2.0% and 3.0% of the net after-tax profits of the Company from its offshore operations in excess of 5.0% of gross revenues from offshore operations. The employment agreements also provide for a bonus of 3% of the excess, if any, of net after-tax profits of the Company's offshore business for a fiscal year over the greater of (i) net after-tax profits of the Company's offshore business for the prior fiscal year or (ii) 5% of the gross revenues of the Company's offshore business for the prior fiscal year, if the Company's gross revenues from its offshore business increase by at least 20% as compared to the prior fiscal year and the net after-tax profits of the Company's offshore business equal or exceed 5% of gross revenues from its offshore business.

     Mr. Harrison had an employment agreement with Exploration Holdings Ltd. similar to those of Messrs. Purdie and Campbell. This employment agreement, as amended, provided for a base annual salary of $250,000 (L152,000). Mr. Harrison's employment agreement was terminated as a result of his resignation as an officer and director of the Company in April 1999. In connection with his termination, the Company has agreed to pay Mr. Harrison a lump sum of $165,000 (L100,000) and to amend the terms of 50,000 existing options, which have an exercise price of $8.00 per share, so that they will remain exercisable until December 31, 2000 despite the termination of Mr. Harrison's employment.

DIRECTORS' COMPENSATION

     Each director who is not also an officer of the Company (an "Outside Director") receives an annual director fee of $25,000 plus meeting fees of $2,500 for each meeting of the Board of Directors or committee thereof in which such director participates. If such Outside Director serves as Chairman of the Board of Directors, such director receives an annual director fee of $50,000 plus meeting fees. Outside Directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance of meetings of the Board of Directors or committees thereof.

     The Company has established a Deferred Compensation Plan for Directors whereby each Outside Director may elect to defer cash compensation for annual director fees or meeting fees to a date subsequent to such director's death, retirement, disability or termination of services as a director. Earnings with respect to such deferred compensation may be calculated, at the election of the director, as if the amount deferred had been invested in Common Stock or as if the amount deferred had been invested in an account bearing interest at the prime rate minus 1.5%.

     Independent directors of the Company participate in the Independent Directors' Stock Option Plan (the "Directors' Option Plan"). An independent director for purposes of the Directors' Option Plan is a director who receives no compensation from the Company and its subsidiaries other than annual director fees, meeting fees, reimbursement of expenses and options under the Directors' Option Plan and has not, during the three months prior to any grant, been an employee of the Company or any of its subsidiaries. Messrs. Lurie and Somerville are the only current directors of the Company eligible to receive grants of options under the Directors' Option Plan. The Directors' Option Plan generally provides for an automatic grant of options to purchase 5,000 shares at an exercise price equal to the fair market value of the Common Stock on the date of grant to independent directors upon their initial election to serve as a director of the Company and upon each successive reelection to the Board of Directors. Options granted under the Directors' Option Plan become exercisable one year after the date of grant. All options expire at the earlier of five years after the date of grant, twelve months after the optionee ceases to serve as a director due to death, disability, or retirement at or after age 65, or 60 days after the optionee otherwise ceases to serve as a director of the Company. If a director ceases to serve as such for any reason other than death, disability, or retirement at or after age 65, the option may be exercised only if it was exercisable at the date of such cessation of service.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under the supervision of the Compensation Committee, the Company seeks to relate a significant portion of potential total executive compensation to the Company's financial performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

     Base compensation for the Named Executive Officers is intended to afford a reasonable degree of financial security and flexibility to those individuals who are regarded by the Company as acceptably discharging the levels and types of responsibility implicit in the various executive positions. Each Named Executive Officer other than Mr. Sloan had an employment contract with the Company or one of its subsidiaries during 1998. Under these agreements, Mr. Silverman, the Company's Chief Executive Officer and President, received a base salary of $263,640, Mr. Harrison received a base salary of $250,000 (L152,000), Mr. McNairy received a base salary of $200,000, and Messrs. Purdie and Campbell received base salaries of $207,000 (L124,000) each. Mr. Silverman's salary was increased from $260,000 in 1997 to $263,640 in 1998 pursuant to the consumer price index adjustment required by his employment agreement. Mr. McNairy's salary was increased from $150,000 in 1997 to $200,000 in 1998 in recognition of his contributions to the Company and the disparity between his previous compensation and that of comparable executives at other companies. Mr. Harrison's salary was increased from $221,000 in 1997 to $250,000 in 1998 in connection with Mr. Harrison agreeing to forego certain perquisites that he had previously received under his employment agreement. Mr. Sloan's salary remained the same at $70,000 in 1997 and 1998, and has been increased to $200,000 effective January 1, 1999 in connection with his promotion from the Company's operations to the Company's management team.

     All of the Named Executive Officers joined the Company in 1997 in connection with the Company's initial public offering. Mr. Silverman's contract was negotiated in the context of the existing parent/subsidiary relationship between Seitel and the Company while Mr. Silverman was an executive of Seitel. In addition, the employment agreements for Messrs. Harrison, Purdie and Campbell were negotiated in the context of the acquisition of Energy Research International from companies owned by Messrs. Harrison, Purdie and

Campbell. In negotiating the base pay for the Named Executive Officers, consideration was given to the compensation plans of executives in other companies, the salary histories of each executive, and his past performance, credentials and experience, as well as his perceived future contribution to the Company.

     Annual bonuses are intended to reflect a policy of requiring a minimum level of Company financial performance before any bonuses are earned by the Named Executive Officers, with bonuses for achieving higher levels of performance generally tied to the level achieved. The employment agreements with Messrs. Silverman, Harrison, Sloan, Purdie and Campbell provide formula bonuses based on specific financial performance goals, as described above under Employment Arrangements. Mr. McNairy's bonus is based on the Compensation Committee's subjective evaluation of his job performance. On the basis of these criteria, the following bonuses were paid to the Named Executive Officers for their fiscal 1998 performance: Mr. Silverman -- $348,147; Mr.
Harrison -- $111,890; Mr. McNairy -- $105,000; Mr. Sloan  -- $284,126; Mr.
Purdie -- $103,500; and Mr. Campbell  -- $103,500.

     The Board of Directors is of the view that the periodic grant of stock options to its employees, including the Named Executive Officers, is calculated to align the employee's economic interests with those of stockholders and to provide a direct and continuing focus upon the goal of increasing stockholder value. The Board of Directors believes that stock options can be used to provide incentives to persons with experience and ability so that they will remain with the Company or its subsidiaries, and can be used to attract new employees whose services are considered valuable to the Company or its subsidiaries, by encouraging a proprietary interest by such persons in the development and financial success of the Company. The Company granted new options covering an aggregate of 142,750 shares of the Common Stock (excluding options deemed to have been granted because of repricing of previously granted options) to all officers, directors and employees of the Company during 1998, of which 60,000 were granted to the Named Executive Officers. The exercise prices for these options was 100% of market price on the date of grant. The Company repriced all outstanding employee options, including options previously granted to the named executive officers, in 1998 as described in the Report on Repricing above.

                                            Respectfully submitted,

                                            William L. Lurie, Chairman
                                            Paul G. Somerville

                               PERFORMANCE GRAPH

     The following graph sets forth the cumulative total stockholder return for the Company's Common Stock as compared to the Nasdaq composite index and the Peer Group index, which was selected by the Company on an industry basis. The graph assumes an investment of $100 on August 5, 1997, when the Company's stock was first traded in a public market. Reinvestment of dividends is assumed in all cases.

                           COMPARATIVE TOTAL RETURNS

           Eagle Geophysical, Inc., Nasdaq Composite, and Peer Group*
                (Performance results through December 31, 1998)
[PERFORMANCE GRAPH]

               Measurement Period
             (Fiscal Year Covered)                     PEERS              EGEO             NASDAQ
11-Aug-97                                                      100               100               100
30-Sep-97                                                      132               114               106
31-Oct-97                                                      133               101               101
30-Nov-97                                                      132                93               101
31-Dec-97                                                      141                75                99
31-Mar-98                                                      145                94               116
30-Jun-98                                                      163                61               119
30-Sep-98                                                       76                40               108
31-Dec-98                                                       72                23               140

---------------

* Peer Group: Dawson Geophysical Company, Venture Seismic Ltd, Veritas DGC Inc., Petroleum Geo Services, ASA, and Compangnie Generale de Geophysique, S.A.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Prior to the Company's initial public offering in August 1997, the Company was a wholly-owned subsidiary of Seitel, Inc. As a result of the initial public offering and related transactions, Seitel now owns approximately 17.3% of the outstanding stock of the Company. Paul Frame, the Chief Executive Officer and President and a Director of Seitel, was a director of the Company until his resignation as a director of the Company on March 30, 1999. For the year ended December 31, 1998, the Company paid Mr. Frame a total of $206,979 under a bonus agreement with Mr. Frame. This bonus agreement was terminated and all of Mr. Frame's options to purchase Eagle Common Stock ceased to be exercisable when Mr. Frame resigned as a director of the Company.

     Seitel is a major customer of the Company. For the fiscal year ended December 31, 1998, the Company's revenues attributable to work performed for Seitel were $74.8 million. As of March 15, 1999, Seitel had already contracted for services from the Company to be performed in 1999 totaling approximately $41.1 million. The Company believes that the services provided to Seitel are at prices equal to the prices the Company would have charged unrelated third parties.

     On July 23, 1997, Jay Silverman purchased 25,000 shares of Common Stock from the Company at $17.00 per share for a promissory note. Interest will accrue under such promissory note at a fixed rate of 6.0% per annum. Interest only is payable thereunder until 90 days after termination of his employment agreement, and thereafter Mr. Silverman will repay such promissory note in 60 equal monthly installments of principal and interest. Such promissory note is secured by a pledge of the 25,000 shares of Common Stock in favor of the Company. The maximum amount outstanding on such note during 1998 was $425,000, which was also the outstanding balance as of April 14, 1999.

     The Company and Seitel entered into a number of agreements for the purpose of defining their continuing relationship after the Company's initial public offering. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore were not the result of negotiations between independent parties. The following is a summary of the arrangements between the Company and Seitel entered into in August 1997, in connection with the Company's initial public offering.

     Master Separation Agreement. The Master Separation Agreement provided for the Company and Seitel to enter into a Sublease, a Registration Rights Agreement, a Tax Indemnity Agreement and an Administrative Services Agreement. Under the Master Separation Agreement, Seitel and its subsidiaries and the Company and its subsidiaries have agreed to indemnify each other with respect to liabilities arising in connection with the operations of their respective businesses prior to and after the date of the Company's initial public offering, including any liabilities under the Securities Act with respect to the initial public offering. The Master Separation Agreement also provides for continued access by the Company to historical financial and operational information relating to the Company and its subsidiaries maintained by Seitel.

     Sublease. The Sublease between the Company and Seitel provided for the Company to lease approximately 7,600 square feet of office space from Seitel until August 15, 2000 at an annual rent of $85,000. The Sublease also provided for the Company to utilize certain shared office equipment, such as phone systems and central computer systems, for an additional charge. The Company and Seitel agreed to terminate the Sublease effective September 30, 1998. The Company paid Seitel an aggregate amount of approximately $63,000 under the Sublease during the fiscal year ended December 31, 1998.

     Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company agreed to register the offer and sale by EHI Holdings, Inc. ("EHI"), a wholly-owned subsidiary of Seitel, on a delayed and continuous basis from time to time of the 1,520,000 shares of Common Stock owned by EHI at the expense of the Company. The Company filed a shelf registration statement covering EHI's resale of these shares on August 20, 1998, which became effective September 16, 1998. EHI agreed in the Registration Rights Agreement not to sell more than 50% of such shares pursuant to such registration statement prior to August 15, 1999. In addition, the Company granted EHI the right to participate as a selling stockholder in future underwritten public offerings of the Company's Common Stock, subject to certain restrictions. The Company and EHI each agreed to indemnify the other against, or to contribute to any losses arising out of, certain liabilities in connection with any such registration, including liabilities under the Securities Act.

     Tax Indemnity Agreement. Prior to the Company's initial public offering, the Company was a member of the Seitel affiliated group and filed its tax returns on a consolidated basis with such group. As a result of the initial public offering, the Company is no longer a member of the Seitel affiliated group. The Company and Seitel have entered into a Tax Indemnity Agreement to define their respective rights and obligations relating to federal, state and other taxes for periods before and after the initial public offering. Pursuant to the Tax Indemnity Agreement, the Company is required to pay Seitel (to the extent not already paid) its share of federal income taxes prior to the date of consummation of the initial public offering, and the Company is responsible for federal income taxes from its operations on and after the date of consummation of the initial public offering. Any subsequent refunds, additional taxes or penalties or other adjustments relating to the Company's federal income taxes for periods prior to the date of consummation of the initial public offering will be for the benefit of or be borne by Seitel. Similar provisions apply under the Tax Indemnity Agreement to other taxes, such as state and local income taxes. The Company has not paid Seitel any amounts under the Tax Indemnity Agreement.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 1999, which appointment will be submitted for ratification at the meeting. Arthur Andersen LLP has served as independent auditors to the Company since the Company's initial public offering in 1997, and has served as independent auditors to the Company's former parent corporation, Seitel, Inc., since 1985. The Company has been advised that representatives of Arthur Andersen LLP will attend the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                           PROPOSALS BY STOCKHOLDERS

     Proposals that stockholders wish to include in the Company's proxy statement and form of proxy for presentation at the next Annual Meeting of Stockholders to be held in 2000 must be received by the Company at 2603 Augusta, Suite 1400, Houston, Texas, 77057, Attention Richard W. McNairy, no later than December 31, 1999.

                                 MISCELLANEOUS

     The Board of Directors knows of no other matters that are to be brought before the meeting. However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment in those matters.

     The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this proxy statement, will be borne by the Company. The solicitation will be made by mail and may also be made by officers or regular employees of the Company personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

April 23, 1999
Houston, Texas

                            EAGLE GEOPHYSICAL, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 26, 1999

The undersigned hereby appoints WILLIAM L. LURIE and JAY N. SILVERMAN, and each of them, with full power of substitution, proxies to vote all stock of Eagle Geophysical, Inc. owned by the undersigned at the Annual Meeting of Stockholders May 26, 1999 and any adjournment of the meeting, on the items of business set forth on the reverse side and on such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THE UNDERSIGNED FAILS TO SPECIFY HOW THE PROXY IS TO BE VOTED, IT WILL BE VOTED FOR THE ELECTION OF THESE DIRECTORS AND FOR PROPOSAL 2.

                         (TO BE SIGNED ON REVERSE SIDE)

                                SEE REVERSE SIDE



                              FOLD AND DETACH HERE
                                                                your votes as
                                                                indicated in  X
                                                                this example

To elect five directors to serve until the 1999 Annual Meeting.  Nominees: William L. Lurie, Jay N. Silverman, George Purdie,
                                                                           Douglas B. Thompson, Paul G. Somerville

 FOR all nominees            WITHHOLD
listed to the right          AUTHORITY
(except a marked      to vote for all nominees                   To withhold authority to vote for any nominee(s), print
to the contrary)         listed to the right                     name(s) below.
     [  ]                      [  ]

                                                                 _________________________________________________________

Proposal to approve the appointment of Arthur Andersen LLP as        3. To transact such other business as may properly come
independent certified public accountants for the Company for            before the meeting or any adjournment of the meeting.
the year ending December 31, 1999; and;
                                                                        Check this box if duplicate Annual Reports to
                                                                        Stockholders are sent to your address and you
             FOR   AGAINST   ABSTAIN                                    do not need a personal copy sent to you.

             [  ]    [  ]      [  ]                                         Please Detach and Mail in the Envelope
                                                                        Provided
                                                                      ___
                                                                         |
                                                                         |

Signature _____________________________________ Signature____________________________________________________ Date________

Name: (Please sign your name exactly as it appears on the proxy. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the proxy.)

                                                FOLD AND DETACH HERE




                                          PLEASE DATE, SIGN AND MAIL YOUR
                                       PROXY CARD BACK AS SOON AS POSSIBLE!

                                          ANNUAL MEETING OF STOCKHOLDERS
                                             EAGLE GEOPHYSICAL, INC.

                                                   MAY 26, 1999